HILB, ROGAL AND HAMILTON COMPANY AND SUBSIDIARIES

                           EXHIBIT 11

        STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                              Quarter Ended          Six Months Ended
                                 June 30,                June 30,
                           ------------------------------------------------

                              1997       1996         1997         1996
PRIMARY:                      ----       ----         ----         ----

Average shares outstanding  13,166,333  13,524,232   13,239,878  13,626,914

  Net effect of dilutive
stock options
-- based on the treasury
stock method using average
fair value                      44,061      30,782       67,809      31,051

  Net effect of
guaranteed future shares
to be issued in connection
with an agency acquisition      22,059                   22,059

  Net effect of future
shares to be issued in
connection with an agency
acquisition contingent
upon performance                88,235                   88,235
                           -----------   ----------   ---------   ---------

Average number of
shares as adjusted          13,320,688   13,555,014  13,417,981  13,657,965
                           ===========   ==========  ==========  ==========

 Net income                 $3,537,071   $2,674,207  $8,943,787  $7,836,521
                           ===========   ==========  ==========  ==========

Per share amount                  $.27         $.20        $.67        $.57
                                  ====         ====        ====        ====
FULLY DILUTED:
Average shares outstanding  13,166,333   13,524,232  13,239,878  13,626,914

  Net effect of dilutive
stock options
-- based on the treasury
stock method using the
end of period value, if higher
than average fair value        153,373       46,189     153,018     46,654

  Net effect of
guaranteed future shares
to be issued in connection
with an agency acquisition      22,059                   22,059

  Net effect of future
shares to be issued in
connection with an agency
acquisition contingent
upon performance               176,470                  176,470
                           -----------   ----------   ---------  ---------
Average number of
shares as adjusted          13,518,235   13,570,421  13,591,425 13,673,568
                           ===========   ==========  ========== ==========

Net income                  $3,537,071   $2,674,207  $8,943,787 $7,836,521
                           ===========   ==========  ========== ==========

Per share amount                  $.26         $.20        $.66       $.57
                                  ====         ====        ====       ====

Note:The per share amounts for each period presented above do not necessarily support amounts in the statement of consolidated income because common stock equivalents are less than 3% dilutive.